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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): August 11, 2000

                        Commission File Number 33-4734-D
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              GRAND ADVENTURES TOUR & TRAVEL PUBLISHING CORPORATION

               (Exact name of registrant as specified in charter)

    DELAWARE                                             93-0950786
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    (State or other jurisdiction of                      (IRS Employer
    incorporation or organization)                       Identification No.)

    211 EAST 7TH STREET, 11TH FLOOR, AUSTIN, TEXAS       78701
    ----------------------------------------------       -----
    (Address of principal executive offices)             (Zip Code)

    Registrant's telephone number, including area code   (512) 391-2000
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ITEM 2 - ACQUISITION OF ASSETS OF LAWSON INTERNATIONAL TRAVEL SERVICES LIMITED


On August 11, 2000, the Company substantially completed the purchase of certain assets and the business of Lawson International Travel Services ("Lawson") of London, England. The acquired assets include:

      a) Furniture, fixtures, and call center equipment located in Lawson's offices in Hampton Hill.

      b)  Intellectual property rights

      c)  Goodwill

      d)  Client records

      e)  Supplier contracts

The principal terms of the purchase are:

     (a)  Payment in cash at closing of approximately $600,000 to Lawson.

     (b)  Issuance of 32,000 shares of the Company's common stock to Lawson.

     (c) Execution of an ongoing consulting agreement with Lawson for 60 months at a minimum of $14,600 per month and a maximum of $24,000 per month.

     (d) A grant of an option to Lawson to purchase an additional 32,000 shares of the Company's common stock at $5.00 per share for five years.

The purchase agreement is stated in terms of British Pounds Sterling which have been converted at the rate of $1.50 to (pound)1.00. Since the exchange rate fluctuates, the dollar equivalent of the deferred payments will vary over the term of the contract.

The funds for the acquisition were provided by the issuance of a $1,000,000, four year, convertible debenture at 8 percent interest to Renaissance Capital of Dallas, Texas. The debenture is convertible to the Company's common stock at the rate of one share for each $3.10.

Lawson is the largest interline travel company in Europe and has a business model substantially the same as the Company's. In 1999, Lawson had approximately $12 million in hotel and resort sales. The transaction is subject to final regulatory approval.

The acquisition will be accounted for as a purchase.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 31, 2000     Grand Adventures Tour & Travel Publishing Corporation
                                                                      Registrant

                                                               /s/ Robert R. Roe
                                      Vice President and Chief Financial Officer



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